Exhibit 99.1

Werewolf Therapeutics Reports First Quarter 2022 Financial Results and Provides Business Highlights

- Entered exclusive global license and collaboration agreement with Jazz Pharmaceuticals to develop and commercialize WTX-613; received $15.0M upfront payment and eligibility for up to $1.26B in downstream milestones as well as royalties on potential future sales -

- Presented promising preclinical data on two lead INDUKINE™ molecules, WTX-124 and WTX-330, at AACR 2022; investigational new drug (IND) applications on track for both programs -

- Q1 cash balance of $143.7 million; together with access to non-dilutive capital, provides runway through at least the fourth quarter of 2023 -

Cambridge, Mass., May 10, 2022 – Werewolf Therapeutics, Inc. (the “Company” or “Werewolf”) (Nasdaq: HOWL), an innovative biopharmaceutical company pioneering the development of conditionally activated therapeutics engineered to stimulate the body’s immune system for the treatment of cancer, today provided a business update and reported financial results for the quarter ended March 31, 2022.

“To date in 2022, we have successfully executed against corporate and strategic objectives, most notably, signing a collaboration and licensing agreement with Jazz Pharmaceuticals for the global development and commercialization of WTX-613,” said Daniel J. Hicklin, Ph.D., President and Chief Executive Officer of Werewolf Therapeutics. “Beyond supporting our conviction in the power of our innovative PREDATOR™ platform and the viability of WTX-613 as a next-generation IFNα for treatment of cancer, this agreement provides important access to non-dilutive capital, which, together with our updated term loan facility, extends our cash runway through at least the fourth quarter of 2023. Further, we remain on track as we advance towards clinical development for WTX-124 and WTX-330, while progressing our broader research portfolio in parallel.”

First Quarter 2022 and Recent Business Highlights

Entered into exclusive global license and collaboration agreement with Jazz Pharmaceuticals to develop WTX-613: In April 2022, Jazz and Werewolf announced that they entered into a licensing agreement under which Jazz has acquired exclusive global development and commercialization rights to Werewolf's investigational candidate WTX-613, an IFN⍺2b cytokine pro-drug, currently in preclinical development for a range of cancer types. Werewolf received an upfront payment of $15.0 million from Jazz and is eligible to receive up to $520.0 million in development and regulatory milestones, and up to $740.0 million in commercial milestone payments. Pending approval, Werewolf is eligible to receive a tiered, mid-single-digit percentage royalty on net sales of WTX-613. Jazz is responsible for funding all preclinical and IND-enabling activities conducted by Werewolf for WTX-613 and is responsible for the submission of an investigational new drug application for WTX-613 and all subsequent clinical development and commercialization activities.

Presented preclinical data on two lead INDUKINE molecules at AACR: In April 2022, Werewolf presented promising preclinical data on its IL-2 and IL-12 INDUKINE™ molecules, WTX-124 and WTX-330, during the American Association for Cancer Research (AACR) Annual Meeting. WTX-124 demonstrated high tumor selectivity and generated significant anti-tumor activity in a CD8+ T cell-dependent manner, and the WTX-330 surrogate demonstrated significant expansion of the therapeutic window compared to recombinant IL-12 and generated potent anti-tumor immunity in multiple syngeneic tumor models.

Published preclinical data demonstrating efficacy of WTX-124 in delivering IL-2 selectively to the tumor microenvironment: In March 2022, Werewolf announced the publication of preclinical data for its lead molecule, WTX-124, in peer-reviewed Cancer Immunology Research. The article entitled, “Discovery of a conditionally activated IL-2 that promotes anti-tumor immunity and induces tumor regression,” includes preclinical data that highlights WTX-124’s design in delivering IL-2 selectively to the tumor microenvironment where it stimulates a potent anti-tumor immune response.

Entered into $40.0 million term loan facility: In April 2022, Werewolf entered into an amended term loan facility with Pacific Western Bank (PWB), which provides access to up to $40.0 million across two tranches, $20.0 million of which is available at Werewolf’s discretion and $20.0 million upon the acceptance by the U.S. Food and Drug Administration of two investigational new drug application submissions on or before March 31, 2023.

First Quarter 2022 Financial Highlights
•Cash position: As of March 31, 2022, cash and cash equivalents were $143.7 million, compared to $157.5 million as of December 31, 2021. This quarter-end balance does not reflect $15.0 million upfront proceeds received in April from the collaboration agreement with Jazz. The Company expects that its existing cash and cash equivalents, together with the upfront payment from the Jazz agreement as well as access to the $20.0 million first tranche of its term loan agreement with PWB, will be sufficient to enable the funding of its operating expenses and capital expenditure requirements through at least the fourth quarter of 2023.
•Research and development expenses: Research and development expenses were $10.9 million for the first quarter of 2022, compared to $4.8 million for the same period in 2021. The increase in research and development expenses was primarily due to increased manufacturing, contract research organization, and personnel expenses incurred to advance the Company’s product candidates WTX-124, WTX-330 and WTX-613 and expand research and development activities.
•General and administrative expenses: General and administrative expenses were $4.4 million for the first quarter of 2022, compared to $2.6 million for the same period in 2021. The increase in general and administrative expenses was primarily due to increased personnel, professional services, and other operating costs attributable to operating as a public company.
•Net loss: Net loss was $15.3 million for the first quarter of 2022, compared to $7.4 million for the same period in 2021.

About Werewolf Therapeutics:
Werewolf Therapeutics, Inc. is an innovative biopharmaceutical company pioneering the development of therapeutics engineered to stimulate the body’s immune system for the treatment of cancer. We are leveraging our proprietary PREDATOR™ platform to design conditionally activated molecules that stimulate both adaptive and innate immunity with the goal of addressing the limitations of conventional proinflammatory immune therapies. Our INDUKINE™ molecules are intended to remain inactive in peripheral tissue yet activate selectively in the tumor microenvironment. Our most advanced product candidates, WTX-124 and WTX-330, are systemically delivered, conditionally activated Interleukin-2 (IL-2), and Interleukin-12 (IL-12) INDUKINE molecules, respectively, for the treatment of solid tumors. We expect to advance both WTX-124 and WTX-330 in multiple tumor types as a single agent and in combination with an immune checkpoint inhibitor.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements that involve substantial risk and uncertainties. All statements, other than statements of historical facts, contained in this press release, including statements regarding Werewolf’s strategy, future operations, prospects, plans, objectives of management, the expected timeline for entering clinical development for product candidates, the potential activity of product candidates in future preclinical and clinical studies, and its sufficiency of its cash resources constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The words “aim,” “anticipate,” “believe,” “contemplate,” “continue,” “could,” “designed to,” “estimate,” “expect,” “goal,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “promise,” “should,” “target,” “will,” or “would,” or the negative of these terms, or other comparable terminology are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various important factors, including: uncertainties inherent in the development of product candidates, including the conduct of research activities, the initiation and completion of preclinical studies and clinical trials; uncertainties as to the availability and timing of results from preclinical studies; the timing of and the Company’s ability to submit and obtain regulatory approval for investigational new drug applications; whether results from preclinical studies will be predictive of the results of later preclinical studies and clinical trials; the Company’s ability to obtain sufficient cash resources to fund the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements; the impact of the COVID-19 pandemic on the Company’s business and operations; as well as the risks and uncertainties identified in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission (“SEC”), and in subsequent filings the Company may make with the SEC. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this presentation. The Company anticipates that subsequent events and developments will cause its views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

Werewolf Therapeutics, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(amounts in thousands, except per share data)

	Three Months Ended March 31,
	2022	2021
Operating expenses:
Research and development	$10,945	$4,817
General and administrative	4,421	2,635
Total operating expenses	15,366	7,452
Operating loss	(15,366)	(7,452)
Other income (expense)	23	17
Net loss	(15,343)	(7,435)
Accretion of redeemable convertible preferred stock to redemption value	—	(95,016)
Net loss attributable to common stockholders	$(15,343)	$(102,451)
Net loss per share attributable to common stockholders, basic and diluted	$(0.56)	$(83.36)
Weighted-average common shares outstanding, basic and diluted	27,393	1,229
Werewolf Therapeutics, Inc.
Selected Condensed Consolidated Balance Sheet Data (unaudited)
(amounts in thousands)

	March 31, 2022	December 31, 2021
Cash and cash equivalents	$143,711	$157,531
Working capital	$134,408	$149,194
Total assets	$164,631	$179,250
Total stockholders’ equity	$139,318	$152,787

Investor Contact:

Josh Rappaport
Stern IR
212.362.1200
josh.rappaport@sternir.com

Media Contact:

Amanda Sellers
VERGE Scientific Communications
301.332.5574
asellers@vergescientific.com

Company Contact:

Ellen Lubman
Chief Business Officer
Werewolf Therapeutics
elubman@werewolftx.com